INSTRUMENT OF TERMINATION
OF THE EMPLOYMENT AGREEMENT AND OTHER COVENANTS

This Instrument of Termination of the Employment Agreement and Other Covenants is entered into by and between:

NEXTEL TELECOMUNICAÇÕES LTDA., a limited liability company with headquarters in the city of São Paulo, State of São Paulo, at Rua Bela Cintra, Nr. 1196, enrolled with the Corporate Taxpayer's Registry (“CNPJ/MF”) under Nr. 66.970.229/0057-11, hereby represented in accordance with its Articles of Association, hereinafter referred to as “NEXTEL”, and, on the other side,

SERGIO BORGES CHAIA, Brazilian, married, businessman, holder of ID Nr. , enrolled with the Individual Taxpayer Registry (“CPF/MF”) under Nr. , residing in the city of Sao Paulo, State of Sao Paulo, hereinafter referred to as “EMPLOYEE”, being NEXTEL and EMPLOYEE hereinafter together referred to as “Parties”, and individually as “Party”;

and, furthermore, as INTERVENING AND CONSENTING PARTY, NEXTEL TELECOMUNICAÇÕES S.A., a controlling quotaholder of NEXTEL, with headquarters at Alameda Santos, Nr. 2356, 7th floor, in the city of São Paulo, State of São Paulo, enrolled with CNP/MF under Nr. 00.169.369/0001-22, hereinafter referred to as “NEXTEL S.A.”.

Whereas:

(i)
on January 16th, 2007, the Parties executed a fixed term Private Instrument of Employment Agreement and on an experimental basis (“Employment Agreement”), which, in accordance to its Clause Eight, Sole Paragraph, has become valid for undetermined term;

(ii)
in addition to the Employment Agreement, it was signed by the Parties a Non-Disclosure Agreement (Termo de Compromisso de Confidencialidade) on January 18th, 2007 (“NDA”, which together with the Employment Agreement are hereinafter referred to as “Relationship Documents”;

(iii)	no amendment or additional document was ever signed with respect to the Relationship Documents;

(iv)
the EMPLOYEE was also elected to be the Chief Executive Officer of NEXTEL according to the Minutes of Quotaholders Meeting of February 26th, 2007, and, from that date, the EMPLOYEE became the Chief Executive Officer of NEXTEL in Brazil and such election did not affect or alter the labor relationship kept between the Parties;

(v)
the EMPLOYEE also served as President of NEXTEL S.A and other companies controlled, directly or indirectly, by NEXTEL and/or NEXTEL, without establishing a labor relationship between the EMPLOYEE and NEXTEL S.A and such other companies (all of NEXTEL S.A. and such other controlled companies hereinafter collectively referred to as “NEXTEL COMPANIES”);

(vi)
the EMPLOYEE, NEXTEL and the NEXTEL COMPANIES have already signed relevant separate agreements to terminate the management relationships existing among them and on the date hereof have entered into a separate Term of Release under which the parties have released specified claims;

(vii)
The EMPLOYEE's last monthly gross salary paid by NEXTEL was R$ 124,784.00 (one hundred twenty-four thousand, seven hundred eighty-four Reais), in full compliance with the legal and internal procedures of NEXTEL;

(viii)
since the election as Chief Executive Officer, the EMPLOYEE has been occupying a position based on trust as the main leader of NEXTEL (as well as of the NEXTEL COMPANIES), not being subject to the annotation of the work hours period, in accordance with item II of the Article 62 of the Consolidated of Labor Laws (“CLT”);

(ix)
on November 23th, 2012, the EMPLOYEE was notified about his dismissal without cause as employee of NEXTEL, under the terms that he will receive the corresponding amount related to the indemnified prior notice;

(x)
taking into consideration the dismissal referred to in item (ix) above, the EMPLOYEE handed over to NEXTEL and the respective NEXTEL COMPANIES, on November 23, 2012, letters of resignation from his positions as President and Chief Executive of such companies; and

(xi)
the Parties intend to formalize hereby the conditions of the termination of the Employment Agreement (considering that the termination of EMPLOYEE'S position as CEO of NEXTEL and the NEXTEL COMPANIES will be perfected through separate agreements);

THUS, the Parties have agreed to enter into this Instrument of Termination of the Employment Agreement and Other Covenants (“Termination Contract”) that shall be governed by the following terms and conditions:

SECTION ONE
TERMINATION

1.1 The Parties recognize that, as a result of the dismissal of the EMPLOYEE by NEXTEL on November 23th, 2012, the Employment Agreement was terminated on that date for all legal and contractual purposes.

1.2 The EMPLOYEE returns on this date all documents, information, reports, presentations and any other material owned by NEXTEL or any of the NEXTEL COMPANIES which was in his possession to this date, and represents and warrants to NEXTEL that will not hold any copy of such documents, information, reports, presentations and material.

1.3 As a result of signing of this Termination Contract, NEXTEL undertakes: (i) within the maximum period of thirty (30) calendar days from the date hereof, to present for registration with the Commercial Registry of the State of São Paulo (the “Commercial Registry”) the following documents: (a) the letters of resignation to the position of Chief Executive Officer occupied by the

EMPLOYEE in NEXTEL and in the NEXTEL COMPANIES; (b) the amendments to the Corporate Charter and the minutes of Shareholders Meeting or Board of Directors meetings, as the case may be, of NEXTEL and the NEXTEL COMPANIES formalizing the acceptance of such resignations and deciding on the election of a substitute administrator, if applicable, (ii) within a maximum period of sixty (60) calendar days from the date each document mentioned in item (i) above is registered with the Commercial Registry, take actions to update the files of the NEXTEL and the NEXTEL COMPANIES with the relevant public authorities to exclude the EMPLOYEE as one of the administrators of such companies. Certified copies of the documents mentioned above will be delivered by NEXTEL to the EMPLOYEE as soon as registered with the Commercial Registry and the public authorities. NEXTEL undertakes to take any necessary legal actions, at its own cost, if the update with public authorities mentioned in item (ii) above is not achieved within ninety (90) days from the date hereof if so requested by the EMPLOYEE due to a possible and justified loss to be suffered by him (EMPLOYEE agrees that NEXTEL and/or the NEXTEL COMPANIES will not have the obligation to indemnify the EMPLOYEE if the update mentioned in item (ii) is not done by the relevant public authority).

SECTION TWO
PAYMENT

2.1. On November 30, 2012 NEXTEL paid to EMPLOYEE, as severance payment, the following amounts, minus applicable tax and other deductions and withholdings, by means of a deposit effected in the same of EMPLOYEE's bank account in which his last salary has been deposited:

i.	Balance of salary (23 days) - R$ 95.667,73;

ii.	Weekly Remunerated Rest (DSR) (2 days) - R$ 8.318,93;

iii.	Prior Notice Indemnified (45 days) - R$ 187.176,00;

iv.	Average of Prior Notice Indemnified for the severance payments - R$ 72.503,07;

v.	13th salary proportional- R$ 114.385,34;

vi.	13th salary indemnified - R$29.585,59;

vii.	Average of 13th salary proportional for the severance payments - R$ 48.335,39;

viii.	Proportional vacation - R$ 249.568,00;

ix.	1/3 (one third) of vacation - R$ 115.412,92;

x.	Average of Proportional vacation and indemnified vacation - R$ 96.670,76;

xi.	Guarantee Fund for Work Time (“FGTS”) regarding the above amounts - R$ 44.478,56;

xii.	Penalty of 40% (forty percent) of the balance deposited in the Guarantee Fund for Work Time (“FGTS”) - R$ 315.048,07.

2.2. Notwithstanding the fact that the EMPLOYEE has not achieved the performance goals established by NII Holdings, Inc. Severance Plan, a copy of which is attached hereto as Exhibit A, and the Parties agreeing that he is not entitled to any benefits under such severance plan, NEXTEL, by liberality and at its sole discretion, will pay to EMPLOYEE the amount of R$ 1.155.749,00 (one million one hundred fifty five thousand seven hundred forty nine Reais), minus applicable tax and other deductions and withholdings, within ten (10) calendar days from the date of signing this Termination Contract. The payment of such compensation will be made by means of a deposit to be effected in the same of EMPLOYEE's bank account in which his last salary has been deposited.

2.2.1. The EMPLOYEE recognizes that he is not eligible to receive any bonuses, prizes, participation in profit sharing plans, variable compensation of any kind or severance payment in addition to the payments set forth in this Termination Contract, including in relation to the current year bonus, granting hereby full, general and irrevocable release and waivers to NEXTEL.

2.2.2. If, at any time following the date hereof, the EMPLOYEE claims for the payment of any amounts in addition to the severance set forth in Section 2.1. above, or any other amounts arising from or related to the Employment Agreement or to his position occupied in NEXTEL or in the NEXTEL COMPANIES, then NEXTEL may, at its sole discretion, compensate the amounts paid under Section 2.2 with any amount due to the EMPLOYEE since the payments set forth herein are being paid as a matter of mere liberality of NEXTEL.

2.3. In addition to the payments set forth above, in accordance with NEXTEL's internal policies, it shall provide the EMPLOYEE with the following:

(i)	extension of health care and dental care by 12 months;

(ii)	option to purchase the vehicle used just for working purposes by 25% of the depreciated value by NEXTEL;

(iii)	recruitment company specialized in outsourcing, at NEXTEL's choice; and

(iv)	extension of using the Nextel equipment by the EMPLOYEE and his family by 6 months.

2.4 The EMPLOYEE has the option to maintain the private pension plan offered by NEXTEL, according to its policies, however, due to the termination of his Employment Agreement, the EMPLOYEE must inform NEXTEL on or before December 14, 2012, if he will assume the contribution that used to be monthly deposited by NEXTEL on the private pension plan during the period of the Employment Agreement. The EMPLOYEE has also the option of the redemption of the private pension plan, as his sole discretion.

SECTION THREE
RELEASE

3.1. By means of this Termination Contract, the EMPLOYEE grants to NEXTEL, and NEXTEL accepts full, general, irrevocable release with respect to the Employment Agreement, being the relationship between the Parties duly terminated for all legal purposes. By the release granted by the EMPLOYEE herein, he shall never present any further claim of any nature or title to NEXTEL and the NEXTEL COMPANIES with respect to the Employment Agreement at any time or at any jurisdiction whatsoever, with the exception of payments by NEXTEL to the EMPLOYEE under this Termination Contract, for which the EMPLOYEE will give full release only after receipt of the values here under, which will be proven by the availability of the resources that will be credited to his account.

3.2. The EMPLOYEE recognizes that he is not eligible for the payment related to Profit Sharing Agreement (“PLR”) since, for that, it is necessary to be working for NEXTEL on the payment date (February/2013).

SECTION FOUR
CONFIDENTIALITY

4.1. The Parties hereby confirm the terms and conditions of the NDA, which terms and conditions are kept in full force and effect as agreed by the Parties.

SECTION FIVE
NON-COMPETE

5.1. The EMPLOYEE undertakes, for a period of twelve (12) months from the date hereof, not to work for, render services of any kind to, including consulting and managing services, not to be a partner or shareholder or not to have any professional or business relationship, directly or indirectly, by himself or by means of a third party, with Vivo S.A., TIM Celular S.A., OI S.A. Claro S.A. and Global Village Telecom Ltda. (GVT), or any other company of the economic group of these companies or related parties to such companies, due to the fact that such companies are directly competitors of NEXTEL (“Non-Compete Agreement”).

5.2. Considering the Non-Compete Agreement, NEXTEL shall pay to EMPLOYEE, as compensation, the amount of R$ 748.704,00 (seven hundred forty eight thousand seven hundred and four Reais) minus applicable tax and other deductions and withholdings, which shall be paid in one lump sum, within ten (10) calendar days from the date of signing this Termination Contract. The payment of such compensation will be made by means of a deposit to be effected in the same of EMPLOYEE's bank account in which his last salary has been deposited.

5.3. The EMPLOYEE declares that the conditions set forth in this Section are fair, and that the compensation to be paid by NEXTEL for the purposes of the Non-Compete Agreement will be enough for all purposes whatsoever.

5.3.1. The EMPLOYEE further agrees that the Non-Compete Agreement will not reduces his work capacity, nor affects the possibility of replacement in the market, especially due to the fact that EMPLOYEE, before the relationship kept with NEXTEL, has occupied various positions in different markets, such as being president and CEO of Sodexo Pass in Brazil, as well as having worked for companies such as Johnson & Johnson, Makro Supermarkets, Pfizer, Pepsi Cola in Marketing and Sales departments in Brazil and South America.

5.4. If the EMPLOYEE fails to fulfill any obligation set out above, NEXTEL may, at its sole discretion, seek the appropriate legal measures in order to ensure that the EMPLOYEE complies with the obligation assumed hereby by the EMPLOYEE.

5.5. The EMPLOYEE acknowledges and agrees that the non compliance of Non-Compete Agreement established under the terms of this Termination Contract will result in irreparable harm to NEXTEL and to the companies belonging to its economic groups and agrees that any and all events of default shall subject the EMPLOYEE to payment of a fine in the amount corresponding to twice the amount the total value now agreed for the fulfillment of the non-compete obligation, provided for in Section 5.2 above.

5.6. The payment of the penalty mentioned in the Section 5.5 above does not affect NEXTEL's right to seek indemnification from the EMPLOYEE for all losses and damages that may be incurred by it and by other companies belonging to its economic group as a result of a breach by the EMPLOYEE of the non-compete obligation, and will not prevent NEXTEL and other companies belonging to its economic group to seek, through the filing of appropriate legal measures, the specific performance of the obligation assumed by the Non Compete Agreement under this Termination Contract.

5.7. The EMPLOYEE acknowledges and agrees that the provisions of this clause are fair, equitable, legitimate and fully valid, binding the Parties to the entirety of its terms, and that the amount of compensation for the fulfillment of the Non-Compete Agreement constitute sufficient compensation for the strict compliance with all terms and conditions of this Section by the EMPLOYEE.

5.8. NEXTEL may, whenever it deems necessary, show this Termination Contract to third parties in order to give publicity to the provisions related to the confidentiality and Non-Compete Agreement.

SECTION SIX
NON-SOLICITATION OR NON-HIRING

6.1. Nevertheless and notwithstanding any other provision of this Termination Contract, the EMPLOYEE expressly acknowledges and agrees that, for a period of twelve (12) months from the date of signature of this Termination Contract, he shall not, directly or indirectly, by himself or through other related person:

(I) take any action whose purpose, directly or indirectly, motivates or encourages any customer, supplier or other business partner of NEXTEL or any other company belonging to its economic group to terminate, reduce or change the relationship with NEXTEL or any other company belonging to its economic group or to deviate such customer, supplier or other business partner to the benefit of a competitor of NEXTEL or any of the companies belonging to its economic group; and/or

(II) direct, solicit, induce, coerce, request or propose to any employee, director and/or officer of NEXTEL or any other company belonging to its economic group: (a) to terminate his employment or service agreement with NEXTEL or with any other company belonging to its economic group, or (b) to support or assist in any manner any person, corporation or legal entity, existing on the date hereof or incorporated in future, which are engaged in activities that are considered competitors to NEXTEL or any company belonging to NEXTEL´s economic group.

6.2. It is expressly agreed that no remuneration or compensation will be due by NEXTEL to the EMPLOYEE with respect to the obligation assumed by the EMPLOYEE under this section considering that it aims at protecting a goodwill belonging to NEXTEL and its economic group.

6.3. Nevertheless, EMPLOYEE acknowledges and agrees that any breach of the non-hiring and/or non-solicitation obligations above will result in irreparable harm to NEXTEL and the Companies belonging to its economic group, and that any and all events of default by the EMPLOYEE shall be subject to the payment of a penalty in the amount corresponding to one time the amount set forth in Section 5.2 above.

6.4. In addition to the fine above, NEXTEL and other companies of its group shall have the right (i) to be indemnified for losses and damages if the EMPLOYEE breaches his non-hiring and non-solicitation obligations as set forth in this Section, and (ii) to seek, through the filing of appropriate judicial measures, the specific performance of such obligations.

SECTION SEVEN
MISCELLANEOUS

7.1. No provision of this Termination Contract shall be construed as a waiver by NEXTEL of any right under or arising from this Termination Contract or applicable law.

7.2. Both NEXTEL and EMPLOYEE undertake to comply with all applicable law related to this labor relationship.

7.3. This Termination Contract shall be binding on and shall endure for the benefit of each Party's successors, affiliates, subsidiaries and permitted assigns, as the case may be. Neither this Termination Contract nor the rights and obligations set forth herein shall be totally or partially transferred or assigned by EMPLOYEE without the NEXTEL's prior written consent.

7.4. This Termination Contract comprises the entire agreement between the Parties hereto and supersedes any prior agreements, communications, written negotiations, discussions, agreements, or understandings between the Parties, such past agreements, covenants, obligations or communications with respect to which both Parties grant each other mutually full, general and irrevocable release, waiving any claims, at any time, and under any pretext whatsoever in connection therewith. Thus, there are no restrictions, agreements, promises, warranties, covenants or undertakings between the Parties with respect to the subject matter herein other than those expressly set forth herein.

7.5. If at any time subsequent to the date hereof, any term or provision of this Termination Contract is deemed to be illegal, invalid, void or unenforceable, such illegality, invalidity or unenforceability of such provision shall not have any effect upon and shall not impair the enforceability of any other term or provision of this Termination Contract, which shall continue to be fully valid and in force.

7.6. Notwithstanding the above, the Parties shall endeavor their best efforts to establish a practical and commercial solution to problems arising out of such invalidity or unenforceability and to agree on a substitute provision which as closely as possible resembles the inoperative provision but which is itself not invalid or unenforceable or prohibited by any Brazilian Law.

7.7. All notices or communications hereunder will be in writing, addressed: (i) to NEXTEL at the address set forth above; e (ii) to the EMPLOYEE at the residential address set forth above too.

7.8. Any such notice or communication will be delivered by telecopy, by hand, by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above, and in the case of delivery other than by hand, the third business day after the actual postage date will constitute the time at which notice was given.

7.9 NEXTEL TELECOMUNICAÇÕES S.A, now INTERVENER CONSENTING PARTY, declares that it is the parent company of NEXTEL, and this is the direct or indirect controller of the Companies, so that it affirms to have extensive rights of representation of these Companies. Thus, NEXTEL signs this Termination Contract, through its legal representative, in accordance with its Corporate Charter.

7.10. This Termination Contract has been executed in both Portuguese and English languages. In the event of any inconsistency or conflict between the Portuguese and English version, the Portuguese version shall prevail and the English version shall be amended accordingly.

7.11. This Termination Contract shall be construed in accordance with, and governed by the laws of the Federative Republic of Brazil. The Parties elect the courts of São Paulo, State of São Paulo, to settle any controversy arising from this Labor Agreement, renouncing to their rights to claim in any other courts, no matter how privileged they can be.

In witness whereof, the Parties sign this Termination Contract in three (3) counterparts of equal tenor and form, in the presence of the undersigned witnesses.

/s/ Alfredo Horácio Ferrari Martin	/s/ Américo Rodrigues De Figueiredo
NEXTEL TELECOMUNICAÇÕES LTDA.

Alfredo Horácio Ferrari Martin	Américo Rodrigues De Figueiredo

/s/ Sergio Borges Chaia
SERGIO BORGES CHAIA

/s/ Alfredo Horácio Ferrari Martin	/s/ Américo Rodrigues De Figueiredo
NEXTEL TELECOMUNICAÇÕES S.A.

Alfredo Horácio Ferrari Martin	Américo Rodrigues De Figueiredo

10/12/2012

Witnesses:

1. _______________________________
Name:
ID

2. _______________________________
Name:
ID